Exhibit 10.14

Dear Dawn,

On behalf of Momentus Inc, a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company in the full-time position of Chief Revenue Officer, reporting to Mikhail Kokorich the President of Momentus at our offices at 3050 Kenneth St, Santa Clara, CA. We think you will be a wonderful addition to our team. While with Momentus your employment, compensation, and benefits are conditioned upon your acceptance of the terms provided in this letter agreement.

Compensation: The Company will pay you compensation up to $287,500 including a base salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule, and a bonus equal up to 15% of your annual base salary, payable as set forth below. Your base salary will be subject to adjustment according to the Company’s employee compensation policies then in effect from time to time. Bonuses (if any) will be awarded based on the achievement of objective or subjective criteria established by the Company’s President and approved by the Company’s Board of Directors. These criteria may consist of one or more factors, including, without limitation, your manager’s evaluation of your job performance and the Company’s financial performance. Any Bonus for the Company’s fiscal year in which your employment begins will be prorated, based on the number of days the Company employs you during that fiscal year. Any bonus for a fiscal year will be paid within 2 1/2 months following the fiscal year to which it relates, but only if you are employed by the Company at the time of payment. The Company’s Board of Directors will determine whether the Company will offer a Bonus in its sole discretion.

Stock Options: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,000,000 shares of the Common Stock of the Company (the “Option”), approximately 0.352% of currently issued shares. The Board of Directors will determine the exercise price per share of the Option when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under a stock option plan maintained by the Company (as applicable, the “Plan”) and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of uninterrupted service, as described in the applicable Stock Option Agreement.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in several Company-sponsored benefits, including medical insurance compensation. Also, you will be entitled to paid vacation and up to one week of sick time under the Company’s policies.

Proprietary Information and Inventions Agreement: As required of all Company employees, you agree as a condition of your employment with the Company, to agree to be bound by the Company’s Proprietary Information and Inventions Agreement and indicate your assent to its terms by signing the Agreement. A copy of the Company’s Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

Employment Relationship: While you render services to the Company, you agree not to engage in any other employment, consulting or other business activity (whether full time or part-time) that would create a conflict of interest with the Company or dilute your efforts for the Company. By entering into this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from fully performing your duties for the Company.

At-Will Employment; Disclaimer of Contrary Oral or Written Statements: Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. It also means that your employment with the Company is for no specific time. This letter agreement supersedes any contrary representations that may have been made to you in conflict with the terms stated herein. This letter agreement is the full and complete agreement between you and the Company regarding your employment with the Company. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be modified in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

No Conflicts: It is understood that, when acting within the scope of your employment or otherwise on behalf of Company, you will not violate any agreement with or rights of any third party, including The Boeing Company (“Boeing”). Specifically, your employment with the Company is contingent on a written acknowledgement from Boeing that your employment with the Company is not in conflict with your obligations to Boeing. If such an acknowledgement is not received by the Company by December 18, 2019, you can be terminated by the Company.

Tax Matters: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by Federal, State, and local law. You are encouraged to obtain tax advice regarding tax withholding and other tax issues in connection with your compensation from the Company, including, as applicable, with respect to the Option and any other equity-based award granted to you. You agree that the Company does not have a duty to design its compensation policies or any equity-based award (including, without limitation, the Option), in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation or any equity-based award (including, without limitation, the Option).

Health and Safety: Among other business functions, the Company is engaged in the manufacturing and test of hardware, which requires compliance with safety standards. As a condition of your employment, you agree to respect all signs and barricades as well as follow all safety precautions that may be required of employees and other persons entering into areas in which hardware components are stored, transported, test, or modified, or where caution is needed. You agree to attend and comply with all mandatory safety training (s) and report any unsafe conditions to your Manager or executives of the Company when seen.

Diversity and Mutual Respect: The Company is proud of its diversity in its hiring of its officers, employees, consultants, and vendors. We expressly prohibit discrimination in any form based on race, color, ancestry, national origin, religion, sex: (including pregnancy, childbirth, and related medical conditions), disability: (physical or mental), age, genetic information, marital status, sexual orientation, gender identity and gender expression, AIDS/HIV, medical conditions, political activities or affiliations, military or veteran status, and victims of domestic violence, assault, or stalking. Mutual respect and cooperation are expected and required of all persons working with and for the Company. You agree to read, understand and comply with the Company’s policies against discrimination, harassment and retaliation and security, which will be provided to you in connection with or following the commencement of your employment and further agree to attend all mandatory training sessions.

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Interpretation, Amendment, and Enforcement: This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company expressly agree to submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any dispute or any claim related to any dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.

This offer, if not accepted, will expire at the close of business on October 31, 2019. Your employment is also contingent upon your starting work with the Company on or before October 21, 2019. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

Momentus, Inc.

By:	/s/ Mikhail Kokorich
Name:	Mikhail Kokorich
Title:	President
Dated:	10/18/2019

I have read and accept this employment offer:

By:	/s/ Dawn Harms
Name:	Dawn Harms
Dated:	10/18/2019

Attachment
Exhibit A: Proprietary Information and Inventions Agreement

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